Exhibit 99.1

                  Brooke Corporation Doubles Quarterly Profits

    OVERLAND PARK, Kan., July 29 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO of Brooke Corporation (Amex: BXX) announces a 108% increase in quarterly earnings to $1,570,000, or $.15 per diluted share, in the second quarter of 2004 from $755,000, or $.06 per diluted split adjusted share. Quarterly revenues increased 59% to $24,414,000 in the second quarter of 2004 from $15,369,000 in the second quarter of 2003.
    In making the announcement, Mr. Orr stated, "Two of the primary reasons for the increase in quarterly earnings from the previous year are the closing of a loan securitization by our finance subsidiary and the sale by our franchise subsidiary of a new package of consulting services for start up franchisees."
    Orr also announced that the company's net earnings for the six months ending June 30, 2004, were $3,808,000, or $.37 per diluted share, on revenues of $46,718,000 as compared to $2,346,000, or $.22 per diluted split adjusted share, on revenues of $31,044,000 for the same period a year ago. This represents a 62% increase in earnings and a 50% increase in revenues.
    Mr. Orr also noted that earnings for the twelve-month period ending June 30, 2004, were $5,622,000 and that trailing annual earnings per share were approximately $.55 based on the number of diluted outstanding shares as of June 30, 2004.

    About our company ...  Brooke Corporation is listed on the American Stock
Exchange under the symbol of BXX.   Through subsidiaries, the company
distributes insurance, financial and related services through a network of more than 314 franchise locations and has originated more than $137,000,000 in loans which have mostly been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution ... . If you would like to receive electronic press release information then please visit the "Investor Relations" section of our website at http://www.brookecorp.com and subscribe to our "Email Alerts" on-line.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             07/29/2004
    /CONTACT: Kyle Garst of Brooke Corporation, +1-800-642-1872 X 121, garsk@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)
CO:  Brooke Corporation
ST:  Kansas
IN:  FIN
SU:  ERN